UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2010

WESTWOOD ONE, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-14691	95-3980449
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1166 Avenue of the Americas, 10th Floor New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 641-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On March 30, 2010, Westwood One, Inc. (the “Company”) entered into separate agreements with the holders of its senior notes (the “Senior Notes”) and Wells Fargo Capital Finance, LLC (“WFCF”) to amend the terms of the: (i) Securities Purchase Agreement, dated as of April 23, 2009 (the “Securities Purchase Agreement”), which governs the Senior Notes and (ii) Credit Agreement, dated as of April 23, 2009 (the “Senior Credit Facility”), among the Company, the lenders from time to time party thereto and WFCF, as administrative agent, which Senior Credit Facility consists of a $20.0 million term loan and $15.0 million revolving credit facility, respectively, to amend, in each case, the Company’s debt leverage covenants to be measured (on a trailing four-quarter basis) beginning with the quarter ended March 31, 2010. As part of the amendment to the Securities Purchase Agreement, the quarterly debt leverage covenants for 2010 have been eased to levels of 8.00, 7.50, 7.00 and 6.50, respectively, and the original quarterly leverage covenants for 2010 now apply to 2011. The original quarterly covenants for 2012 remain unchanged. The quarterly debt leverage covenants that appear in the Senior Credit Facility have also been amended to maintain the 15% cushion that exists between the debt leverage covenant applicable to the Senior Credit Facility and the corresponding covenant in the Securities Purchase Agreement.

As part of these amendments, the Company is permitted a limited adjustment to its calculation of EBITDA and has agreed to use the first $12.0 million, and any amount in excess of $17.0 million, of the gross proceeds of the tax refund it anticipates receiving in the second or third quarter of 2010 to pay down the Senior Notes. The Company has agreed to pay down at least $10.0 million aggregate principal amount of Senior Notes upon the earlier to occur of: (x) the 5th Business Day following the receipt by the Company of at least $10.0 million in aggregate proceeds from the anticipated tax refund and (y) August 16, 2010, with Gores’ affiliates guaranteeing such pay down up to $10.0 million.

Additionally, if the Company’s senior debt leverage covenant is greater than 4.50 to 1.00 as of the last day of the fiscal quarter ending December 31, 2010, the Company shall, on the maturity date (or any earlier date on which the Senior Notes become due and payable), pay to each holder of the Senior Notes (a “Senior Noteholder”) a fee equal to 2% of the outstanding principal amount of the Senior Notes held by such Senior Noteholder as of such date (the total of such fees to the Senior Noteholders, the “Senior Leverage Amendment Fee”).

Under the terms of its agreement with WFCF, the Company shall, on the earliest of: (i) the maturity date of the Senior Credit Facility, (ii) such earlier date as the obligations under the Senior Credit Facility shall have become due and payable in accordance with the terms of the Securities Purchase Agreement or the Credit Agreement (as applicable), or (iii) such earlier date as the obligations under the Senior Credit Facility are paid in full, pay to WFCF, as the agent (for the ratable benefit of the lenders under the Senior Credit Facility) a fee equal to (x) one-quarter of the amount of the Senior Leverage Amendment Fee times (y) (A) the sum of (i) the outstanding principal amount of the term loan plus (ii) the maximum amount of the revolving credit facility, each as of December 31, 2010, divided by (B) the outstanding principal amount of the Senior Notes as of December 31, 2010. If the revolving credit facility has been terminated as December 31, 2010, in lieu of (ii) above, the fee to WFCF shall be calculated using the sum of the principal amount of the outstanding advances and letter of credits used as of December 31, 2010.

The descriptions of the amendments contained in this Item 1.01 do not purport to be complete, and are qualified in their entirety by reference to the actual amendments attached hereto as exhibits.

Section 9 Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit
4.1	Second Amendment, effective as of March 30, 2010, to Securities Purchase Agreement, dated as of April 23, 2009, by and between the Company and the noteholders party thereto.

10.1	Second Amendment, effective as of March 30, 2010, to Credit Agreement, dated as of April 23, 2009, by and between the Company, the lenders party thereto and Wells Fargo Capital Finance, LLC, as administrative agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTWOOD ONE, INC.

Date: March 31, 2010	By: /s/ David Hillman
Name: David Hillman
Title: Chief Administrative Officer; EVP, Business Affairs; General Counsel and Secretary